Exhibit 10.24.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of December     , 2008 by and between Trailer Bridge, Inc., a Delaware corporation (the “Company”), and William G. Gotimer, Jr. (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to continue to employee Executive in Executive’s present management and executive capacity and Executive desires to continue his employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.        Employment and Duties. The Company hereby agrees to employ the Executive as General Counsel and Vice President of the Company on the terms and conditions set forth herein, and the Executive hereby agrees to accept such employment on such terms and conditions.

2.        Term. The term of Executive’s employment hereunder shall commence on the date hereof and shall continue until the second anniversary of the date hereof, unless sooner terminated pursuant to the provisions of Section 4 hereof. This Agreement shall automatically renew thereafter on each annual anniversary for successive two year terms.

3.        Compensation. As compensation for his performance of services as an employee hereunder, Executive shall be entitled to receive an annual base salary at the rate of $303,450, as increased from time to time, payable in accordance with the Company’s normal payroll practices. In addition, the Executive shall be entitled to participate in all benefit plans, stock option grants and bonus programs in effect from time to time on at least the same basis as all other senior executives of the Company with comparable duties.

4.        Termination of Employment.

           (a)        The Executive’s employment shall terminate, or be subject to termination, prior to the term specified in Section 2 hereof, as follows:

      (i)         Death. The Executive’s employment hereunder shall terminate upon his death.

      (ii)        Disability. In the event the Executive becomes physically or mentally disabled so as to become unable, for a period of more than one hundred eighty (180) consecutive working days or for more than one hundred eighty (180) working days in the aggregate during any twelve-month period, to perform his duties hereunder on substantially a full-time basis, the Company may, at its option, terminate the Executive’s employment hereunder upon not less than thirty (30) days’ written notice.

      (iii)        Cause.  The Company may, at any time, terminate the Executive’s employment hereunder for Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (A) the Executive continuing to engage in misconduct which is materially injurious to the Company or its affiliates after written notice and a reasonable opportunity to cure, or (B) the willful and substantial failure or refusal of the Executive to perform duties assigned to the Executive (unless the Executive shall be ill or disabled) under circumstances where the Executive would not have Good Reason to terminate employment hereunder, which failure or refusal is not remedied by the Employee within 30 days after written notice of such failure or refusal, or (C) the Executive’s conviction of a felony of moral turpitude or a plea by the Executive of nolo contendere to a felony of moral turpitude.

      (iv)        Without Cause or For Good Reason.  The Company may terminate the Executive’s employment hereunder without Cause and without the requirement of any reason or justification, and the Executive may terminate the Executive’s employment hereunder for Good Reason, upon not less than thirty (30) day’s written notice. For purposes of this Agreement, “Good Reason” means one or more of the following conditions, but only if (i) such condition was not consented to by the Executive in advance or subsequently ratified by the Executive in writing, (ii) such condition remains in effect thirty (30) days after the Executive gives written notice to the Board of the Executive’s intention to terminate his employment for Good Reason, which notice specifically identifies such condition, and (iii) the Executive gives such notice within ninety (90) days of the initial existence of such condition:

(a)        a material diminution in the Executive’s base salary;

(b)        a material diminution in the Executive’s authority, duties, or responsibilities as measured against such authority, duties or responsibilities immediately prior to such change;

(c)        a material diminution in the authority, duties, or responsibilities of the Chief Executive Officer, including a requirement that the Executive report to a corporate officer of employee other than the Chief Executive Officer or other material change in his reporting relationship;

(d)        the Executive’s principal place of business is relocated more than 30 miles from Executive’s home or not provided by the Company; or

(e)        any other action or inaction that constitutes a material breach by the Company of this Agreement.

      (v)        By Executive Without Cause. The Executive may, at any time, terminate his employment hereunder without Cause and without the requirement of any reason or justification, upon not less than thirty (30) days’ written notice.

           (b)        Cessation of Salary and Benefits After Termination. Except as provided in Section 4(c), in the event of the termination of the Executive’s employment all payments of salary and benefits under Section 3 hereof shall cease other than those accrued through the date of termination, and the Executive shall not be entitled to receive any compensation or payment on account of such termination, except that the Executive shall be entitled to receive those benefits which by their terms continue after termination of employment in accordance with the terms of such benefits applicable after termination of employment.

           (c)        Severance Compensation. In the event of the termination of the Executive’s employment pursuant to Section 4(a)(iv) (“Without Cause or for Good Reason”) hereof, the Executive shall be entitled to receive, in lieu of any other compensation or payment as a result of such termination, severance payments in an amount equal to the payments of his base salary for two years following the Executive’s Separation from Service payable in accordance with the Company’s normal payroll practices. Additionally, notwithstanding any contrary provision in any Option Award Agreement, the Executive shall be allowed to exercise any options that are granted to the Executive under the Trailer Bridge, Inc. Stock Incentive Plan at any time that is prior to both (i) the second anniversary of the Executive’s Separation from Service” and (ii) the Expiration Date of the option and such options will continue to vest in accordance with their terms, notwithstanding the termination of Executive’s employment, through the second anniversary of the Separation from Service. The Executive shall not be required to mitigate the amount of such payments hereunder by securing other employment or otherwise, nor shall such payments be reduced by reason of the Executive securing other employment or for any other reason. It is intended that the payments provided hereunder are in lieu of, and not in addition to, severance payments and benefits provided under any termination or severance plans or policies of the Company, if any. Notwithstanding the foregoing, if at the time of the Executive’s Separation from Service he is a Specified Employee, then the amount of any severance pay that (i) would be considered non-qualified deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), (ii) would otherwise be payable during the first six months following Executive’s Separation from Service and (iii) exceeds two times the lesser of (i) the Executive’s annual base salary for the year prior to the year of his Separation from Service and (ii) the compensation limit in effect under Code Section 401(a)(17) for the year in which his Separation from Service occurs, shall be accumulated and paid in lump sum on the day immediately following the date that is six months after Executive’s Separation from Service. Thereafter, severance payments shall be paid in accordance with the Company’s normal payroll schedule as provided herein (i.e., such that the severance payments shall be fully-paid at the end of two years following the date of Executive’s Separation from Service). For purposes of this Agreement, “Separation from Service” and “Specified Employee” shall have the meaning ascribed to such terms in regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), applying the default rules thereof.

5.        Notices. For the purposes of this Agreement, notices and all other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

William G. Gotimer, Jr., Esq.

444 North Village Avenue

Rockville Centre, NY 11570

If to the Company:

Trailer Bridge, Inc.

11045 New Berlin Road E

Jacksonville, FL 32226

Attention: Chairman and Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.        Miscellaneous.

           (a)        No provisions of this Agreement may he amended unless such amendment, modification or discharge is agreed to in writing signed by the party against whom enforcement is sought.

           (b)        No waiver by any party hereto of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No such waiver shall be enforceable unless expressed in a written instrument executed by the party against whom enforcement is sought.

           (c)        This Agreement constitutes the entire agreement of the parties on the subject matter hereof and no agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

           (d)        This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and his heirs, executors, administrators and legal representatives.

           (e)        The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed therein between residents thereof.

           (f)        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.

TRAILER BRIDGE, INC.

By:
Name: Douglas Schimmel
Title: Chairman of the Compensation
Committee of the Board of Directors

TRAILER BRIDGE, INC.

By:	/s/ Mark A Tanner
Name: Mark A Tanner
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

William G. Gotimer, Jr.

TRAILER BRIDGE, INC.

By:	/s/ Douglas Schimmel
Name: Douglas Schimmel
Title: Chairman of the Compensation
Committee of the Board of Directors

TRAILER BRIDGE, INC.

By:
Name: Mark A Tanner
Title: Chief Financial Officer